Exhibit 23.6

To: Directors of Helix Hearing Care of America Inc.

We hereby consent to the inclusion of a summary of our fairness opinion in the section titled “Opinion of Ernst & Young Corporate Finance Inc.” and the inclusion of our fairness opinion as an annex to the Joint Proxy Statement/Prospectus dated May 24, 2002 of HEARx Ltd and Helix Hearing Care of America Inc.

/s/ Ernst & Young Corporate Finance Inc.

Ernst & Young Corporate Finance Inc.

Montreal, Quebec
May 24, 2002

By: /s/ Denis Labrèche Denis Labrèche, CA, CBV Senior Vice President